Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 5, 2018, relating to the consolidated financial statements of ARC Document Solutions, Inc. and subsidiaries, and the effectiveness of ARC Document Solutions, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of ARC Document Solutions, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

April 26, 2018